Exhibit 10.1
AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the  “Agreement”) is made and  entered into  as  of August 6, 2015 by Plan B Enterprises, Inc., a California corporation and dba Universal Racking Solutions, which have a mailing address at 15 Pepsi Way, Durham, CA 95938 (collectively “Plan B” or “Seller”), Kirk R. Short (“Short”),  Solar3D, Inc., a Delaware corporation (“Buyer” or “Company”), and Elite Solar Acquisition Sub, Inc.,(“Merger Sub”), with respect to the following facts.  Plan B, Short, Company and Merger Sub are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A LS

A.	Short owns 100% of the outstanding shares interests of Plan B (the “Plan B Shareholders”).

B.	Plan B is engaged in the business of designing and installing photovoltaic systems for residential, commercial, agricultural and municipal customers (the “Business”).

C.
The board of directors of Plan B and the board of directors of the Merger Sub and the Company have determined that an acquisition of Plan B by the Buyer is advisable, fair to and in the best interests of their respective companies, Shareholders and stockholders and, accordingly, have each approved the merger of Plan B with and into Merger Sub (the “Merger”), with the Merger Sub surviving such Merger as the Surviving Corporation, upon the terms and subject to the conditions set forth in this Agreement; and

D.
Neither the Buyer nor the Surviving Corporation shall make, for U.S. federal income tax purposes, an election pursuant to Section 338 of the Code (or any corresponding provision of state Law) in connection with the transactions contemplated by this Agreement.

E.	The Parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Parties to this Agreement, and in light of the above recitals to this Agreement, the Parties to this Agreement hereby agree as follows:

1.      The Merger.

Upon Closing as described in Section 4 below, and subject to the terms and conditions of this Agreement, Plan B shall merge with Merger Sub, and a Certificate of Merger, in the form attached as Exhibit A, shall be filed with the Delaware Secretary of State (the time of such filing is referred to hereafter as the “Effective Time”).  From and after the Effective Time, the separate existence of Plan B shall cease and Merger Sub shall continue as the Surviving Corporation.  The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

1.1      The Closing.  The Closing shall take place in accordance with Section 4 below.

1.2      Merger Consideration.  The aggregate consideration to be paid by the Buyer to the Plan B Shareholders in exchange for and in cancellation of their shares of Plan B as a result of the Merger (the “Merger Consideration”) shall be seven million dollars ($7,150,000.00) paid in the form of (i) cash in the amount of $2,500,000, and (ii) shares of the Buyer’s Common Stock.  The aggregate number of shares of Common Stock to be delivered to the Plan B Shareholders shall equal $4,650,000 divided by the lower of (a) $4.00, or (b), the Buyer’s average closing price, as reported by Nasdaq, for the five trading days prior to the Closing Date. With respect to the public resale of the Common Stock, each Plan B Shareholder shall at all times be subject to the restrictions, conditions and requirements of Rule 144 of the Securities Act of 1933, as amended (the “Act”), and the restrictions on resale set forth in this Agreement.

1.3      Additional Merger Consideration.  In the event the Surviving Corporation (including Plan B prior to the Closing) recognizes revenue as determined by GAAP of not less than $20 Million, with EBITDA (as defined in Section 5.26) not less than $2.2 Million in calendar year 2015, as determined in accordance with generally accepted accounting principles applied consistently from prior periods, then prior to March 30, 2016, Buyer shall pay the Plan B Shareholders an additional $2 Million in consideration of the Merger, payable by $1 Million in Cash and $1 Million in Buyer’s Common Stock.  In the event the Surviving Corporation (including Plan B prior to the Closing) recognizes revenue of less than $20 Million but not less than $18 Million, with EBITDA (as defined in Section 5.26) not less than $1.98 Million in calendar 2015, as determined in accordance with generally accepted accounting principles applied consistently from prior periods, then prior to March 30, 2016, Buyer shall pay the Plan B Shareholders an additional $1.6 Million in consideration of the Merger, payable by $800,000.00 in Cash and $800,000.00 in Buyer’s Common Stock. In the event the Surviving Corporation (including Plan B prior to the Closing) recognizes revenue of less than $18 Million but not less than $15 Million, with EBITDA (as defined in Section 5.26) not less than $1.65 Million in calendar 2015, as determined in accordance with generally accepted accounting principles applied consistently from prior periods, then prior to March 30, 2016, Buyer shall pay the Plan B Shareholders an additional $1.2 Million in consideration of the Merger, payable by $600,000.00 in Cash and $600,000.00 in Buyer’s Common Stock.  The number of shares of such Common Stock shall be determined using the Buyer’s average closing price, as reported by Nasdaq, for the five trading days prior to the December 31, 2015.  Buyer further agrees not to issue an IRS Form 1099 to Plan B Shareholders in connection with any payments made by Buyer under this paragraph.

1.4      Certificate of Incorporation and By-laws; Officers and Directors.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation set forth therein shall be changed to Plan B Enterprises, Inc.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any Party, the By-laws of the Surviving Corporation shall be the By-laws of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation set forth therein shall be changed to Plan B Enterprises, Inc.

2.      Covenant to Remain Employees of the Surviving Corporation.

As an inducement to Buyer to enter into and to perform its obligations under this Agreement, [Short, Dan Murray, Daniel Ritzert and Michelle Olson covenant to enter into employment agreements with Buyer in substantially the form attached here as Exhibit B (each an “Employment Agreement”).

3.      Other Covenants.

3.1      Covenant Not to Compete. As a material inducement for Buyer to enter into this Agreement, the Plan B Shareholders agree that during the term of their employment or directorship or consultancy with the Surviving Corporation or the Company (collectively, their “Engagement”), and for a period equal to the later of : (a) one (1) year after the termination of their Engagement; (b) the Severance Payment Period (as defined in each Plan B Shareholder’s Employment Agreement), or (c) the third anniversary of this Agreement if the Plan B Shareholder resigns his employment without Good Reason or is terminated for Cause as defined in his Employment Agreement  (the “Non-Competition Period”), they covenant and agree that each of them shall not, directly or indirectly own, manage, operate, participate in, produce, represent, distribute and/or otherwise act on behalf of any person, firm, corporation, partnership or other entity which involves the design, sale, or marketing of photovoltaic systems (the “Competitive Business”) anywhere within  the  United  States,  its  possessions  and  territories,  Canada  or  Mexico (collectively, the “Territory”); or hire any employee or former employee of Buyer, the Surviving Corporation or Plan B to perform services in or involving the Competitive Business, unless the individual hired shall have departed Buyer's, the Surviving Corporation’s or Plan B’s employment at least twelve (12) months prior to the hiring.   The Plan B Shareholders further covenant and agree that during the Non-Competition Period, they will not directly or indirectly solicit or agree to service for their benefit or the benefit of any third-party, any of Buyer’s or the Surviving Corporation’s customers. Notwithstanding the foregoing, nothing in this Section 3.1 shall prohibit them from owning, managing, operating, participating in the operation of, or advising, consulting or being employed by any entity that is not involved in the Competitive Business. The Plan B Shareholders acknowledge and agree that Buyer will expend substantial time, talent, effort and money in marketing, promoting, managing, selling and otherwise exploiting the businesses Buyer and the Surviving Corporation, that Plan B Shareholders are all of the shareholders of Plan B, that they are receiving a substantial benefit from the transactions contemplated hereunder and that the benefit received by Buyer and the Plan B Shareholders in agreeing to be bound by this Section 3.1 are a material part of the consideration for the transactions  contemplated by  this  Agreement.    The Parties  recognize that  this  Section  3.1 contains  conditions,  covenants,  and  time  limitations  that  are  reasonably  required  for  the protection of the business of the Surviving Corporation and Buyer.  If any limitation, covenant or condition shall be deemed to be unreasonable and unenforceable by a court or arbitrator of competent jurisdiction, then this Section 3.1 shall thereupon be deemed to be amended to provide for modification  of  such  limitation,  covenant  and/or  condition  to  such  extent  as  the  court  or arbitrator shall find to be reasonable and such modification shall not affect the remainder of this Agreement.   The Plan B Shareholders acknowledge that, in the event an Plan B Shareholder breaches this Agreement, money damages will not be adequate to compensate Buyer for the loss occasioned by such breach. The Plan B Shareholders therefore consent, in the event of such a breach, to the granting of injunctive or other equitable relief against the Plan B Shareholders by any court of competent jurisdiction.

3.2       Plan B Board of Directors.  At or prior to the Closing, to be effective on the Closing, the Parties will execute all documents, resolutions, resignations, appointments and acceptances in order to cause the Surviving Corporation Board of Directors to consist of the following members at the Closing:

James B. Nelson
Kirk R. Short
Tracy M. Welch

3.3      Cooperation on Tax Matters.  The Parties acknowledge and agree that they intend for the transactions set forth in this Agreement to be treated as a tax-free reorganization under IRC § 368(a)(1)(A).  From and after the date of this Agreement, each party shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the preparation of tax returns, forms and/or documents necessary to ensure that the transactions set forth in this Agreement are treated as a tax-free reorganization under IRC § 368(a)(1)(A).

4.      Closing and Further Acts.

4.1      Time and Place of Closing.   Upon satisfaction or waiver of the conditions set forth in this Agreement, the closing of the Transaction (the “Closing”) will take place in Santa Barbara, California at 11:00 a.m. (local time) on the date that the Parties may mutually agree in writing, but in no event later than November 1, 2015 (the “Closing Date”), unless extended by mutual written agreement of the Parties.

4.2      Actions at Closing. At the Closing, the following actions will take place:

(a)      Buyer will deliver to each of the Plan B Shareholders their respective shares of the cash consideration payable pursuant to Section 1.2 and a certificate representing their respective shares of Buyer’s Common Stock.

(b)      The Parties shall execute and deliver for filing the Certificate of Merger upon the Closing.

(c)      Plan B will deliver to Buyer copies of necessary resolutions of the Board of Directors of Plan B authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of Plan B as being valid and in full force and effect.

(d)      Buyer will deliver to Plan B copies of corporate resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance  of  this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of Buyer as being valid and in full force and effect.

(e)      Plan B  will  deliver  to  the  Buyer  true  and  complete  copies  of  Plan B’s Articles of Organization and a Certificate of Good Standing from the Secretary of State of its state of domicile, which articles and certificate of good standing are dated not more than thirty (30) days prior to the Closing Date.

(f)       Delivery of any additional documents or instruments as a party may reasonably request or as may be necessary to evidence and effect the Merger.

4.3       Actions Pre-Closing.  Seller and the Plan B Shareholders will at all times prior to and after the Closing cooperate fully with Buyer and Buyer’s officers, directors, representatives, accountants and lawyers to enable Buyer to conduct thorough due diligence of Plan B and to enable Plan B to prepare and have audited all financial statements deemed necessary by Buyer to comply with all of its reporting obligations with the Securities and Exchange Commission, including without limitation the preparation and filing of its Reports on Form 8-K within four (4) business days after the Closing, without audited financial statements, and with audited financial statements within seventy-one (71) days after the Closing, subject to the provisions of Section 4.5 of this Agreement.

4.4       Actions Post Closing.  The Plan B Shareholders will at all times after the Closing cooperate fully with Buyer and Buyer’s officers, directors, representatives, accountants and lawyers to complete the preparation and audit of all financial statements of Buyer and Plan B deemed necessary or appropriate by Buyer, and to enable Buyer to comply with all of its reporting obligations with the Securities and Exchange Commission.

4.5       Costs of Financial Audit of Plan B.  Buyer will bear the costs of the 2013 and 2014 audits of Plan B financial statements, except that Plan B will reimburse Buyer for the total cost of the audits, as invoiced by the auditor, if any of the following events occur: (i) the audits cannot be completed due to the lack of reasonable cooperation from Seller, the Plan B Shareholders or Plan B’s personnel, or (ii) the audited financials and records of Plan B are, in the opinion of the certified auditors, materially and adversely different than those presented to the Buyer prior to the date of this Agreement, or (iii) Seller or the Plan B Shareholders refuse to proceed with the Closing and Buyer is ready, willing and able to proceed with the Closing, or Seller or the Plan B Shareholders otherwise materially breach this Agreement. With the exception of possible audit fee reimbursement, under no circumstances will either Buyer or Seller or the Plan B Shareholders be due any termination expenses in connection with this Agreement.

5.      Representations and Warranties of the Plan B Shareholders and Seller.

Except as set forth on the Disclosure Schedules, attached hereto as Exhibit C, the Plan B Shareholders and Seller represent and warrant, jointly and severally, as of the date hereof, to Buyer as follows:

5.1      Power and Authority; Binding Nature of Agreement.  The Plan B Shareholders and Seller have full power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery, and performance of this Agreement by Plan B have been duly authorized by all necessary action on its part.   Assuming that this Agreement is a valid and binding obligation of each of the other Parties hereto, this Agreement is a valid and binding obligation of the Plan B Shareholders and Seller, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights, and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

5.2      Subsidiaries.  There is no corporation, general partnership limited partnership, joint venture, association, trust or other entity or organization that Plan B directly or indirectly controls or in which Plan B directly or indirectly owns any equity or other interest.

5.3      Good Standing.  Plan B (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

5.4      Financial Statements.   Plan B has delivered to Buyer the following unaudited financial statements prior to the Closing (the “Plan B Financial Statements”):  (i) the unaudited statement of operations and balance sheet of Plan B for the calendar years ended December 31, 2013 and 2014, and (ii) the unaudited statement of operations and balance sheet of Plan B for the seven months ended July 31, 2015. Except as stated therein or in the notes thereto, the Plan B Financial Statements: (a) present fairly the financial position of Plan B as of the respective dates thereof and the results of operations and changes in financial position of Plan B for the respective periods covered thereby; and (b) have been prepared in accordance with Plan B’s normal business practices applied on a consistent basis throughout the periods covered. Plan B will cooperate with Buyer to prepare the following audited financial statements prior to the Closing (the “Plan B Audited Financial Statements”):  (i) the audited statement of operations, statement of cash flows and balance sheet of Plan B for the calendar year ended December 31, 2014, and the (ii) audited statement of operations, statement of cash flows and balance sheet for the calendar year ended December 31, 2013.

5.5      Capitalization.  As of the date of this Agreement, the authorized capital stock of Plan B consists of 100,000 shares of Stock.  As of the date hereof, 1000 shares of Stock were issued and outstanding.  All issued and outstanding shares of Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  Except as set forth above, as of this Agreement, there are no shares of capital stock or other securities of Plan B outstanding; there are no outstanding options, warrants, conversion or exchange privileges or other rights to purchase or obtain any capital stock of Plan B and there are no contracts, commitments, understandings, arrangements or restrictions relating to the issuance, sale, transfer or purchase by Plan B of any shares of its capital stock.  All shares of capital stock of Plan B are owned directly or indirectly by the Plan B Shareholders free and clear of all mortgages, pledges, liens, security interests, encumbrances, restrictions or charges of any kind.

5.6      Absence of Changes.  Except as otherwise set forth on Schedule 5.6 hereto or otherwise disclosed to and acknowledged by Buyer in writing prior to the Closing, since [May 31], 2015:

(a)       There has not been any material adverse change in the business, condition, assets,  operations  or  prospects  of  Plan B  and  no  event  has  occurred  that is reasonably likely to have a material adverse effect on the business, condition, assets, operations or prospects of Plan B.

(b)       Plan B has not repurchased, redeemed or otherwise reacquired any of its shares or other securities.

(c)       Plan B has not sold or otherwise issued any of its shares.

(d)       Plan B has not amended its articles of incorporation, bylaws or other charter or organizational documents, nor has it effected or been a party to any merger, recapitalization, reorganization or similar transaction.

(e)       Plan B has not formed any subsidiary or contributed any funds or other assets to any subsidiary.

(f)        Plan B has not purchased or otherwise acquired any material assets, nor has it leased any assets from any other person, except in the ordinary course of business consistent with past practice.

(g)       Plan B has not made any capital expenditure outside the ordinary course of business or inconsistent with past practice.

(h)       Plan B has not sold or otherwise transferred any material assets to any other person, except in the ordinary course of business consistent with past practice and at a price equal to the fair market value of the assets transferred.

(i)        There has not been any material loss, damage or destruction to any of the material properties or Assets of Plan B (whether or not covered by insurance).

(j)       Plan B has not written off as uncollectible any indebtedness or accounts receivable, except for write offs that were made in the ordinary course of business consistent with past practice.

(k)       Plan B has not leased any assets to any other person except in the ordinary course of business consistent with past practice and at a rental rate equal to the fair rental value of the leased assets.

(l)        Plan B has not mortgaged, pledged, hypothecated or otherwise encumbered any assets, except in the ordinary course of business consistent with past practice.

(m)      Plan B has not entered into any contract, or incurred any debt, liability or other obligation (whether absolute, accrued, contingent or otherwise), except for (i) contracts that were entered into in the ordinary course of business consistent with past practice and that have terms of less than six (6) months and do not contemplate payments by or  to  Plan B  which  will  exceed,  over  the  term  of  the  contract,  ten  thousand  dollars ($10,000) in the aggregate, and (ii) current liabilities incurred in the ordinary course of business consistent with the past practice.

(n)       Plan B has not made any loan or advance to any other person, except for advances that have been made to customers in the ordinary course of business consistent with past practice and that have been properly reflected as “accounts receivables.”

(o)       Other than annual raises or bonuses paid or provided consistent with past business practices, Plan B has not paid any bonus to, or increased the amount of the salary, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of Plan B.

(p)       No contract or other instrument to which Plan B is or was a party or by which Plan B or any of its assets are or were bound has been amended or terminated, except in the ordinary course of business consistent with past practice.

(q)       Plan B has not discharged any lien or discharged or paid any indebtedness, liability or other obligation, except for current liabilities that (i) are reflected in the Plan B Financial Statements as of May 31, 2015 or have been incurred since May 31, 2015 in the ordinary course of business consistent with past practice, and (ii) have been discharged or paid in the ordinary course of business consistent with past practice.

(r)        Plan B has not forgiven any debt or otherwise released or waived any right or claim, except in the ordinary course of business consistent with past practice.

(s)       Plan B has not changed its methods of accounting or its accounting practices in any respect.

(t)        Plan B has not entered into any transaction outside the ordinary course of business or inconsistent with past practice.

(u)       Plan B has not agreed or committed (orally or in writing) to do any of the things described in clauses (b) through (t) of this Section 5.6.

5.7      Absence of Undisclosed Liabilities.  Plan B has no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, contingent or otherwise) that is not reflected or reserved against in the Plan B Financial Statements as of May 31, 2015, except for obligations incurred since May 31, 2015 in the ordinary and usual course of business consistent with past practice.

5.8      Plan B Assets.

(a)      The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms and conditions of, or result in a loss of rights under, or result in the creation of any lien, charge or encumbrance upon, any of its assets (the “Assets”).

(b)      Plan B has good and marketable title to the Assets, free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities or claims, except as expressly disclosed in writing by Plan B to Buyer prior to the Closing Date.

(c)      Except as reflected in the Plan B Financial Statements, the Assets  are  not  subject  to  any  material  liability,  absolute  or contingent, which has not been disclosed by Plan B to and acknowledged by Buyer in writing  prior  to  the  Closing  Date.

(d)      Plan B has provided to Buyer in writing an accurate description of all of the assets of Plan B or used in the business of Plan B.

(e)      Plan B has provided to Buyer in writing a list of all contracts, agreements, licenses, leases, arrangements, commitments and other undertakings to which Plan B is a party or by which it or its property is bound.   Except as specified by Plan B to and acknowledged by Buyer in writing prior to the Closing Date, all of such contracts, agreements, leases, licenses and commitments are valid, binding and in full force and effect.  As soon as practicable after the execution of this Agreement by all Parties, Plan B will provide Buyer with copies of all such documents for Buyer’s review.

5.9      Compliance with Laws; Licenses and Permits.  Plan B is not in violation of, nor has it failed to conduct its business in material compliance with, any applicable federal, state, local or foreign laws, regulations, rules, treaties, rulings, orders, directives or decrees.  Plan B has delivered to Buyer a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all of the licenses, permits, authorizations and franchises to which Plan B is subject and all said licenses, permits, authorizations and franchises are valid and in full force and effect.   Said licenses, permits, authorizations and franchises constitute all of the licenses, permits, authorizations  and  franchises  reasonably  necessary  to  permit  Plan B  to  conduct  its business in the manner in which it is now being conducted, and Plan B is not in violation or breach of any of the terms, requirements or conditions of any of said licenses, permits, authorizations or franchises.

5.10    Taxes.  Except as disclosed herein, Plan B has accurately and completely filed with the appropriate United States state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), and has paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any governmental authority (including taxes on properties, income, franchises, licenses, sales and payroll).  (All such items are collectively referred to herein as “Taxes”).  The Plan B Financial Statements fully accrue or reserve all current and deferred taxes.  Plan B is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes.  No liability for taxes has been incurred other than in the ordinary course of business.  There are no liens for Taxes except for liens for property taxes not yet delinquent.  Plan B is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement and in the past year has not been included on any consolidated combined or unitary return with any entity other than Plan B.  Plan B has duly withheld from each payment made to each person from whom such withholding is required by law the amount of all Taxes or other sums (including but not limited to United States federal income taxes, any applicable state or municipal income tax, disability tax, unemployment insurance contribution and Federal Insurance Contribution Act taxes) required to be withheld therefore and has paid the same to the proper tax authorities prior to the due date thereof. To the extent any Taxes withheld by Plan B have not been paid as of the Closing Date because such Taxes were not yet due, such Taxes will be paid to the proper tax authorities in a timely manner.  All Tax returns filed by Plan B are accurate and comply with and were prepared in accordance with applicable statutes and regulations.  The Plan B Shareholders and Seller will cause Plan B to prepare and file all Tax returns and pay all Taxes required prior to the Closing.  Such Tax returns will be subject to review and approval by Buyer, which approval will not be unreasonably withheld.

5.11    Environmental Compliance Matters.   Plan B has at all relevant times with respect to the Business or otherwise been in material compliance with all environmental laws, and has received no potentially responsible party notices or similar notices from any governmental agencies or private parties concerning releases or threatened releases of any “hazardous substance” as that term is defined under 42 U.S.C. 960(1) (14).

5.12    Compensation. Plan B has provided Buyer with a full and complete list of all officers, directors, employees and consultants of Plan B as of the date hereof, specifying their names and job designations, their respective current wages, salaries or other forms of direct compensation, and the basis of such compensation, whether fixed or commission or a combination thereof.

5.13    No Default.

(a)       Each of the contracts, agreements or other instruments of Plan B and each of the  standard  Customer  Agreements  or  contracts  of  Plan B  is  a  legal,  binding  and enforceable obligation by or against Plan B, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).  To the knowledge of Seller, no party with whom Plan B has an agreement or contract is in default there under or has breached any terms or provisions thereof which is material to the conduct of Plan B’s business.

(b)       Plan B has performed or is now performing the obligations of, and Plan B is not in material default (or would by the elapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its business.   No third party has raised any claim, dispute or controversy with respect to any of the executed contracts of Plan B, nor has Plan B received notice of warning of alleged nonperformance, delay in delivery or other noncompliance by Plan B with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other Parties thereto.

5.14    Product Warranties.   Except as otherwise disclosed to and acknowledged by Buyer in the form of a written disclosure schedule prior to the Closing and for warranties under applicable law, (a) there are no warranties, express or implied, written or oral, with respect to the products or projects of  Plan B, (b)  there are no  pending or  threatened claims with respect to  any such warranty and (c) Plan B has no, and after the Closing Date, will have no, liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due, other than customary returns in the ordinary course of business that are fully reserved against in the Plan B Financial Statements.   In the event that warranty claims arise after the Closing, the Plan B Shareholders shall have the right to settle those claims through Plan B, subject only to a cost of labor and materials charge without any mark up.

5.15    Proprietary Rights.

(a)       Plan B has provided Buyer in writing a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all software, patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefore, owned or used by Plan B or in which it has any rights or licenses, except for software used by Plan B and generally available on the commercial market. Plan B has provided Buyer with a complete and accurate description of all agreements or provided Buyer with the right to inspect true and complete copies of all agreements of Plan B with each officer, employee or consultant of Plan B providing Plan B with title and ownership to patents, patent applications, trade secrets and inventions developed or used by Plan B in its business. All of such agreements are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

(b)       Plan B  owns  or  possesses  licenses  or  other  rights  to  use  all  computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, propriety know-how or information, or other rights with respect thereto (collectively referred to as “Proprietary Rights”), used in the business of Plan B, and the same are sufficient to conduct Plan B’s business as it has been and is now being conducted.

(c)       The operations of Plan B do not conflict with or infringe, and no one has asserted to Plan B that such operations conflict with or infringe on any Proprietary Rights owned, possessed or used by any third party.  There are no claims, disputes, actions, proceedings, suits or appeal pending against Plan B with respect to any Proprietary Rights, and none has been threatened against Plan B.  There are no facts or alleged fact which would reasonably serve as a basis for any claim that Plan B does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of Plan B as it has been and is now being conducted.

(d)      To the knowledge of Seller, no current employee of Plan B is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with Plan B or any previous employer.

5.16    Insurance.  Plan B has provided Buyer with complete and accurate copies of all policies of insurance and provided Buyer with the right to inspect true and complete copies of all policies of insurance to which Plan B is a party or is a beneficiary or named insured as of the Closing Date.  Plan B has in full force and effect, with all premiums due thereon paid the policies of insurance set forth therein.  There were no claims in excess of $10,000 asserted or currently outstanding under any of the insurance policies of Plan B in respect of all motor vehicle, general liability, errors and omissions, workers compensation, and medical claims during the calendar year ending on December 31, 2013 or December 31, 2014.

5.17    Labor Relations.  None of the employees of Plan B are represented by any union or are parties to any collective bargaining arrangement, and, to the knowledge of Seller, no attempts are being made to organize or unionize any of Plan B’s employees.  Except as disclosed in writing to Buyer prior to the Closing, to the knowledge of Seller, there is not presently pending or existing, and there is not presently threatened, any material (a) strike, slowdown, picketing, work stoppage or employee grievance process, or (b) action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) against or affecting Plan B relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters.  Plan B is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor practices.  Plan B is in compliance with the Immigration Reform and Control Act of 1986.  Except as disclosed in Schedule 5.17, Plan B has no employment agreements.

5.18    Condition of and lease Premises.  All real property leased by Plan B is in good condition and repair, ordinary wear and tear excepted.  Buyer agrees by close of escrow to enter into a lease with Short for an initial term of three (3) years with lease payments of eight thousand ($8,000.00) per month for the real property currently leased and occupied by Plan B which is located at15 Pepsi Way in Durham, CA. No security deposit will be required.

5.19    No Distributor Agreements.  Except as disclosed to and acknowledged by Buyer in writing prior to the Closing, Plan B is not a party to, nor is the property of Plan B bound by, any distributors’ or manufacturer’s representative or agency agreement.

5.20    Conflict of Interest Transactions. No past or present shareholder, director, officer or employee of Plan B or any of their affiliates (i) is indebted to, or has any financial, business or contractual relationship or arrangement with Plan B, or (ii) has any direct or indirect interest in any property, asset or right which is owned or used by Plan B or pertains to the business of Plan B with the exception of outstanding shareholder loans which will be satisfied and discharged in full prior to the Closing Date.

5.21    Litigation.  There is no action, suit, proceeding, dispute, litigation, claim, complaint or, to the knowledge of Seller, investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or threatened against or with respect to Plan B which (i) if adversely determined would have a material adverse effect on the business, condition, assets, operations or prospects of Plan B, or (ii) challenges or would challenge any of the actions required to be taken by Plan B under this Agreement. There exists no basis for any such action, suit, proceeding, dispute, litigation, claim, complaint or investigation.

5.22    Non-Contravention.  Neither (a) the execution and delivery of this Agreement, nor (b) the performance of this Agreement will: (i) contravene or result in a violation of any of the provisions of the organizational documents of Plan B; (ii) contravene or result in a violation of any resolution adopted by the shareholders or directors of Plan B; (iii) result in a violation or breach of, or give any person the right to declare (whether with or without notice or lapse of time) a default under or to terminate, any material agreement or other instrument to which  Plan B is a party or by which Plan B or any of its assets are bound; (iv) give any person the right to accelerate the maturity of any indebtedness or other obligation of Plan B; (v) result in the loss of any license or other contractual right of Plan B; (vi) result in the loss of, or in a violation of any of the terms, provisions or conditions of, any governmental license, permit, authorization or franchise of Plan B; (vii) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets of Plan B; (viii) result in the reassessment or revaluation of any property of Plan B by any taxing authority or other governmental authority; (ix) result in the imposition of, or subject Plan B to any liability for, any conveyance or transfer tax or any similar tax; or (x) result in a violation of any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which Plan B or any of its assets or any limited liability interests are subject.

5.23    Approvals.   Plan B has provided Buyer with a complete and accurate list of all jurisdictions in which Plan B is authorized to do business along with the documentation evidencing such authorization.  No authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by Plan B in connection with the execution, delivery or performance of this Agreement, including the conveyance to Buyer of the Business.

5.24    Brokers.  Plan B has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the Transaction, and no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

5.25    Special Government Liabilities.  Plan B has no existing or pending liabilities, obligations or deferred payments due to any federal, state or local government agency or entity in connection with its business or with any program sponsored or funded in whole or in part by any federal, state or local government agency or entity, nor are the Plan B Shareholders or Seller aware of any threatened action or claim or any condition that could support an action or claim against Plan B or the Business for any of said liabilities, obligations or deferred payments.

5.26    Sales and EBITDA.  Plan B’s total revenue as determined by GAAP for the year ended December 31, 2014 were in excess of $7.5 Million and EBITDA (defined below) was in excess of $100,000.  The Plan B Shareholders and the Seller have estimated, not as a representation but in good faith that Plan B’s total revenue for the twelve (12) months ending December 31, 2015 will be approximately $20 million and EBITDA will be approximately $2.2 million.  The foregoing estimates shall in no event be construed as a guaranty or warranty of future performance.  For purposes of this Agreement, “EBITDA” means, for the relevant time period, earnings before interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles, as consistently applied by Plan B, plus (i) all out of pocket costs and expenses incurred by Plan B in connection with the Transaction, (ii) all cash and non-cash compensation expenses and distributions to any of the Plan B Shareholders, (iii) any extraordinary, unusual or non-recurring or non-cash amounts paid or payable for capital expenditures, and (iv) any extraordinary, unusual or non-recurring employee bonuses or similar compensation relating to the Transaction.

5.27    Net Working Capital.  Immediately prior to the Closing, Plan B’s Working Capital, as hereinafter defined, shall be not less than seven hundred and fifty thousand dollars ($750,000.00).  For purposes of this Section 5.27:

i.	“Current Assets” means the current assets of Seller as determined in accordance with U.S. generally accepted accounting principles.

ii.	“Current Liabilities” means the current Liabilities of Seller as determined in accordance with U.S. generally accepted accounting principles.

iii.	“Working Capital” means an amount equal to (a) the amount of the Current Assets, minus (b) the amount of the Current Liabilities.

5.28    Full Disclosure.  Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Buyer by or on behalf of Plan B contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

5.29    Tax Advice. The Plan B Shareholders and Seller hereby represent and warrant that they have sought their own independent tax advice regarding the Transaction and neither the Plan B Shareholders nor Seller have relied on any representation or statement made by Buyer, Merger Sub, or their representatives regarding the tax implications of such transactions.

5.30    Acknowledgement of Risks.  The Plan B Shareholders hereby represent and warrant that they have conducted a thorough review of Buyer’s public reports and financial statements filed by it with the Securities and Exchange Commission, and have had an opportunity to ask questions of and to receive additional information from representatives of Buyer.   The Plan B Shareholders acknowledge that there are substantial risks associated with owning Buyer’s Common Stock, including but not limited to (i) those risk factors specifically disclosed to the Plan B Shareholders in writing by Buyer, a copy of which has been delivered to the Plan B Shareholders, (ii) market risks applicable to small capitalization stocks generally, (iii) the transferability of Buyer’s Common Stock is restricted  by  applicable  federal  and  state  securities  laws  as  well  as  by  the  terms  of  this Agreement, and may be impaired by a lack of trading volume, and (iv) those additional risks described in public reports filed by Buyer with the Securities and Exchange Commission.  The Plan B Shareholders are acquiring the Common Stock for investment for their own respective accounts only and not with a view to, or for resale in connection with, any distribution thereof.  The Plan B Shareholders represent and warrant that they are sophisticated, knowledgeable and experienced in making investments of this kind and are capable of evaluating the risks and merits of acquiring the Series A Preferred Stock.

5.31    Restrictions on Re-Sale and Restrictive Legends.  As a material inducement to Buyer to enter into this transaction, each Plan B Shareholder agrees to the following term:

With respect to the public resale of the Common Stock, the Seller shall at all times be subject to the restrictions, conditions and requirements applicable to an affiliate of the Buyer, as described in Rule 144 of the Securities Act of 1933, as amended, even if the Seller is no longer a technical affiliate of the Buyer.

The foregoing limitations shall not apply to any transaction involving a merger of Buyer with, or an acquisition of substantially all of Buyer’s outstanding shares by, any unrelated third party.  The certificates representing Buyer’s Common Stock to be issued in connection with the Merger, including any additional shares issued pursuant to Section 1.3, shall bear the following restrictive legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR THE PURCHASER'S OWN ACCOUNT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF.  NO SALE OR OTHER DISPOSITION OF SUCH SECURITIES MAY BE EFFECTED WITHOUT THE (1) REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER ANY APPLICABLE STATE SECURITIES ACT, AND (2) QUALIFICATION OF THE OFFER AND SALE OR DISPOSITION UNDER THE CALIFORNIA SECURITIES LAW OF 1968, AS AMENDED, OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN AGREEMENT AND PLAN OF MERGER BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.  SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

6.      Representations and Warranties of Buyer.

Buyer represents and warrants to the Plan B Shareholders and Seller as follows:

6.1      Power and Authority; Binding Nature of Agreement.  Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder.   The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part.  Assuming that this Agreement is a valid and binding obligation of the other party hereto, this Agreement is a valid and binding obligation of Buyer.

6.2      Approvals. No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement.

6.3      Good Standing.  Buyer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required, (iv) has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (v)

6.4      Authority.  The execution of this Agreement by the individual whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Buyer, have been duly authorized by all necessary corporate action on the part of Buyer;

6.5      Representations True on Closing Date. The representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

6.6      Non-Contravention.  The execution, delivery and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Buyer’s organizational documents (including its Certificate of Incorporation and By-laws), (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material contract or agreement to which Buyer is a party or to which any of its material assets are bound (the “Buyer Contracts”).

6.7      SEC Filings.  Buyer has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2014 (the "Buyer SEC Documents"). Buyer has made available to Seller all such Buyer SEC Documents that it has so filed or furnished prior to the date hereof. To the knowledge of Buyer’s management and board of directors, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the Act, and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. To the knowledge of Buyer’s management and board of directors, none of the Buyer SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Buyer 's Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

6.8      Full Disclosure.  Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Seller by or on behalf of Buyer contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

7.      Conditions to Closing.

7.1      Conditions Precedent to Buyer’s Obligation to Close.   Buyer’s obligation to close the transaction as contemplated in this Agreement is conditioned upon the occurrence or waiver by Buyer of the following:

(a)           The Plan B Shareholders have delivered an updated list of assets and liabilities that is accurate and complete as of not more than five (5) business days prior to the Closing.

(b)           All representations and warranties of the Plan B Shareholders and Seller made in this Agreement or in any exhibit or schedule hereto delivered by the Plan B Shareholders and Seller shall be true and correct as of the Closing Date with the same force and effect as if made on and as of that date.

(c)           The Plan B Shareholders and Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

(d)           Buyer must be satisfied in its sole and absolute discretion with its due diligence of the Plan B Shareholders and Seller.

(e)           Buyer’s confirmation of customer satisfaction and anticipated continuation of the relationship of Seller’s key accounts.

(f)           Buyer shall have received a report from the Secretary of State for California showing the existence or absence of liens, financing statements and other encumbrances recorded against any of the Assets, dated not more than five (5) days prior to the Closing, and such report shall be satisfactory to Buyer in its sole and absolute discretion.

(g)          Buyer shall have entered into an Employment Agreement with Short, Dan Murray, Daniel Ritzert and Michelle Olson.

7.2      Conditions Precedent to the Plan B Shareholders’ and Seller’s Obligation to Close.   The Plan B Shareholders’ and Sellers’ obligation to close the transaction as contemplated in this Agreement is conditioned upon the occurrence or waiver by the Plan B Shareholders of the following:

(a)           All representations and warranties of Buyer made in this Agreement or in any exhibit hereto delivered by Buyer shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

(b)          Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

(c)          Buyer shall have executed and delivered an Employment Agreement to Short, Dan Murray, Daniel Ritzert and Michelle Olson.

8.      Survival of Representations and Warranties.

All representations and warranties made by each of the Parties hereto will survive the Closing for eighteen (18) months after the Closing Date, or longer if expressly and specifically provided in the Agreement.  Plan B and the Plan B Shareholders will have joint and several liability under this Agreement, except for the covenant not to compete in Section 3.1 of this Agreement or where otherwise expressly and specifically provided in this Agreement.

9.      Indemnification.

9.1      Indemnification by the Plan B Shareholders.  The Plan B Shareholders agree jointly and severally, to indemnify, defend and hold harmless Buyer and its affiliates against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and reasonable attorney’s fees and costs (“Losses”), incurred by Buyer or any of its affiliates arising, resulting from, or relating to any and all liabilities of Plan B incurred prior to the Closing Date or relating to the Assets prior the Closing Date, any misrepresentation of a material fact or omission to disclose a material fact made by the Plan B Shareholders or Seller in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by Plan B or Sellers under this Agreement, or any breach of, or failure by the Plan B Shareholders or Seller to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by the Plan B Shareholders or Seller under this Agreement.

9.2      Indemnification by Buyer.    Buyer agrees to indemnify, defend and hold harmless the Plan B Shareholders and Seller arising, resulting from, or relating to any misrepresentation of a material fact or omission to disclose a material fact made by the Buyer in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by the Buyer under this Agreement, or any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement.

9.3      Procedure for Indemnification Claims.

(a)       Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under Section 9 of this Agreement,  such  parties  (the  “Indemnified  Parties”)  shall  promptly  send  a  notice  (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in the forfeiture by the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim.  Any Notice pursuant to this Section 9.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefore.

(b)       If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have thirty (30) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid.   The Indemnifying Parties’ failure to provide such a written response within such thirty (30) day period shall be deemed to be an acceptance of the Indemnity Claim as valid.  In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) business days thereafter, pay Losses incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties.  To the extent appropriate, payments for indemnifiable Losses made pursuant to this Agreement will be treated as adjustments to the Purchase Price.

(c)       In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to Losses arising from such Underlying Claim. The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim. The parties controlling the defense of the Underlying Claim shall not, however, settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.  The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

(d)       The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties subject to the last sentence of Section 9.3(c) of this Agreement, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

(e)        Basket; Limitations on Indemnification; Calculation of Losses.

(i)      Basket.  A Buyer Indemnified Party shall not be entitled to make a claim for indemnification for any Losses arising out of Section 9.1 until the aggregate amount of all claims for Losses which arise out of Section 9.1 exceeds ten thousand dollars ($10,000) (the “Basket”).  In the event the aggregate amount of such Losses exceeds the Basket, then the Seller shall indemnify such Buyer Indemnified Party with respect to the amount of all Losses including the amount of the Basket.

(ii)      Seller’s and Plan B Shareholder Cap.  The maximum aggregate liability of the Seller and Plan B Shareholders, collectively, under Section 8.2(a) for all Losses shall be an amount equal to the Purchase Price actually received by such Seller or Plan B Shareholder (the “Seller’s Cap”).

  (iii)     Exclusions from the Basket and Seller’s Cap.  Notwithstanding the foregoing, the following Losses shall not be subject to the provisions of the Basket and the Seller’s Cap and a Buyer Indemnified Party shall be entitled to indemnification with respect to such Losses in accordance with this Article 9 as though the Basket and the Seller’s Cap were not a part of this Agreement:

(1) Losses relating to, caused by or resulting from the breach of any of the Seller’s and/or Plan B Shareholders representations and warranties as a result of fraud or intentional misrepresentation; and

(2) Losses relating to, caused by or resulting from the breach of any ongoing covenant of the Seller or Plan B Shareholder.

10.   Injunctive Relief.

10.1    Damages Inadequate.  Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

10.2    Injunctive Relief.  It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

11.   Further Assurances.

Following the Closing, the Plan B Shareholders and Seller shall furnish to Buyer such instruments and other documents as Buyer may reasonably request for the purpose of carrying out or evidencing the transactions contemplated hereby.

12.   Fees and Expenses.

Each party hereto shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of its counsel and accountant).

13.   Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

14.   Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the Parties, their personal representatives, assigns and other successors in interest.

15.   Entire and Sole Agreement.

This Agreement constitutes the entire agreement between the Parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement.  This Agreement may be modified or amended only by a written agreement signed by all Parties to this Agreement.   The Parties acknowledge that as of the date of the execution of this Agreement, any and all other agreements, either written or verbal, regarding the substance of this Agreement will be terminated and be of no further force or effect.

16.   Governing Law.

This Agreement will be governed by the laws of California without giving effect to applicable conflict of law provisions.  With respect to any litigation arising out of or relating to this Agreement, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits within the State of California.

17.   Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

18.   Assignment.

Except in the case of an affiliate of Buyer, this Agreement may not be assignable by any party without prior written consent of the other Parties.

19.   Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise.  The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

20.   Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

21.   Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

22.   Notices.

Each notice or other communication hereunder must be in writing and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other Parties hereto):

If to the Plan B Shareholders and Seller:
Plan B Enterprises, Inc.
Kirk R. Short, Chief Executive Officer
15 Pepsi Way
Durham, CA

With a copy to:
David J. Murray, Esq.
Law Office of David J. Murray
354 E. 5th Street
Chico, CA 95928

If to Buyer:
Solar 3D, Inc.
James B. Nelson, Chief Executive Officer
26 W. Mission Street, Suite 8
Santa Barbara, CA  93101

With a copy to:
Mark R. Ostler
Cohen and Ostler
Mountain View, CA

23.   Publicity.

Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, or necessary for Buyer to prepare and disseminate any private or public placements of its securities or to communicate with its stakeholders, no press release, notice to any third party or other publicity concerning the Transaction will be issued, given or otherwise disseminated without the prior approval of each of the Parties hereto.

24.   Exclusive Dealing.

Plan B and the Plan B Shareholders acknowledge that Buyer will expend substantial resources in completing its due diligence review and in satisfying the other conditions to Closing, and thus the Seller and each of the Plan B Shareholders agree and covenant that Buyer shall have the exclusive right to acquire Plan B during the term of this Agreement

25.   Termination and Abandonment.

25.1            Methods of Termination.  This Agreement may be terminated and the Merger herein contemplated may be abandoned at any time, but not later than the Closing Date:

(a)           By mutual written consent of the respective Boards of Directors of Plan B and Buyer; or

(b)           By the Board of Directors of Buyer on or after September 30, 2015, or such later date as may be established pursuant to Section 4.1, if any of the conditions provided for in Section 7 shall not have been met or waived in writing by Buyer prior to such date; or

(c)           By the Board of Directors of Plan B on or after September 30, 2015, or such later date as may be established pursuant to Section 4.1 hereof, if any of the conditions provided for in Section 7 shall not have been met or waived in writing by Plan B prior to such date.

25.2            Procedure Upon Termination.  In the event of termination and abandonment by the Board of Directors of Plan B or Buyer, or both, pursuant to Section 25.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the Merger shall be abandoned without further action by Plan B or Buyer.  If this Agreement is terminated as provided herein:

(a)           Each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

(b)           All Proprietary Information received by any party hereto with respect to the business of any other party or its subsidiaries shall not at any time be used for the advantage of, or disclosed to third Persons by, such party for any reason except as may be permitted by the [existing NDA}.

[Signatures on following page.]

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

Plan B:                                                                                   Plan B Enterprises, Inc.

  By:  /s/ Kirk R. Short
         Kirk R. Short, President

Plan B Shareholders:

            /s/ Kirk R. Short

          Kirk R. Short, Individually

          , Individually

          , Individually

Company:                                                                   SOLAR3D, INC., a Delaware corporation

                  /s/ James B. Nelson
By:
James B. Nelson, Chief Executive Officer

Merger Sub:                                                               Elite Solar Acquisition Sub, Inc.

                  /s/ James B. Nelson
By:
James B. Nelson, Chairman of the Board

EXHIBIT A

Certificate of Merger

EXHIBIT B

Employment Agreement

EXHIBIT C

Disclosure Schedules

EXHIBIT D

POTENTIAL CLAIMS

CUSTOMER

Glenn Growers

BRIEF DESCRIPTION OF CLAIM

Subcontractor installed line side tap on utility side of meter resulting in solar production not being metered.

POTENTIAL LIABILITY

$162,890.31